Exhibit 5.1

FREDRIKSON & BYRON, P.A.

60 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

Telephone: (612) 492-7000

Facsimile: (612) 492-7077

November 14, 2023

Celcuity Inc.

16305 36th Avenue N., Suite 100

Minneapolis, MN 55446

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), being filed by Celcuity Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof, covering the registration for offer and resale of up to 5,747,787 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) by the selling stockholders (the “Selling Stockholders”) identified in the Registration Statement. The Registration Statement is to register the resale of 5,747,787 shares of Common Stock (the “Warrant Shares”) issued or issuable to the Selling Stockholders upon the exercise of pre-funded warrants (the “Warrants”) sold to the Selling Stockholders the pursuant to that certain Securities Purchase Agreement, dated October 18, 2023, between the Company and the Selling Stockholders. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have reviewed the following, as presented, and represented as being such, to us by the Company: (i) the Company’s Certificate of Incorporation, as amended to date; (ii) the Company’s Bylaws, as amended to date; and (iii) certain resolutions of the Company’s Board of Directors and committees thereof pertaining to the offer, sale and issuance by the Company of the Warrants and the Warrant Shares. In addition, we have relied upon, among other things, our examination of such documents, certificates, records of the Company and certificates of public officials as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued by the Company in accordance with the terms of the applicable Warrants, including without limitation, the payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.

We do not render any opinions except as set forth above and such opinions may be used only in connection with the offer and sale of the Warrant Shares while the Registration Statement remains effective. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

November 14, 2023

Very truly yours,

FREDRIKSON & BYRON, P.A.

/s/ Liz Dunshee
By:	Liz Dunshee
Its:	Vice President